Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

[Letterhead of Rotenberg Meril Solomon Bertiger & Guttilla, P.C.]

We consent to the incorporation by reference in the Registration Statement of RS Group of Companies, Inc. on Form S-8 of our report dated April 13, 2005 with respect to our audit of the consolidated financial statements of RS Group Of Companies, Inc. and its Subsidiaries as at and for the year ended December 31, 2004, which report is included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Saddle Brook NJ

October 6, 2005